13 March, 2001

CREDIT SUISSE GROUP

STOCK OPTION PLAN 2001

FOR CREDIT SUISSE HOTTINGUER

STOCK OPTION PLAN 2001 FOR CREDIT SUISSE HOTTINGUER

TABLE OF CONTENTS

1.	PURPOSES	3

2.	DEFINITIONS	3

3.	STOCK SUBJECT TO THE PLAN	4

4.	BENEFICIARIES	4

5.	EXCLUDED PERSONS	4

6.	TERM OF THE PLAN	4

7.	GRANT OF OPTIONS	5

8.	EXPIRY DATE OF OPTIONS	5

9.	VESTING PERIOD	5

10.	EXERCISE PERIOD	5

10.1.	If, on the first anniversary of the grant date, the holding period defined by Article 163 bis C of the French Tax Code (or by virtue of any other legal disposition which may replace such Article during the life of the Plan) applicable to options granted under this Plan is five years:	5

10.2.	If, on the first anniversary of the grant date, the holding period defined by Article 163 bis C of the French Tax Code (or by virtue of any other legal disposition which may replace such Article during the life of the Plan) applicable to options granted under this Plan is four years:	5

11.	EXERCISE PRICE	6

12.	EXERCISE OF THE OPTIONS	6

12.1.	Procedure for Exercise	6

12.2.	Termination of Employment or Mandate	6

13.	ADJUSTMENTS	7

14.	NON TRANSFERABILITY OF OPTIONS	7

15.	MERGER AND ACQUISITION	8

15.1.	Merger and/or acquisition undergone by the Company	8

STOCK OPTION PLAN 2001 FOR CREDIT SUISSE HOTTINGUER

15.2.	Merger and/or acquisition undergone by the Subsidiary of the Company	8

16.	AMENDMENT OF THE PLAN	8

17.	GOVERNING LAW AND JURISDICTION	8

The Compensation and Appointments Committee of the Board of Directors of Credit Suisse (hereafter the “Compensation Committee”)has decided to adopt a plan for the grant of Options to Beneficiaries, granting them the right to purchase Registered Shares of the Company, in accordance with Articles L225-176 to L225-185 of the French Commercial Code (FCC).

Further to such decision, the Compensation Committee has approved and adopted the CSG Stock Option Plan 2001, the terms and conditions of which are set out below.

1.	PURPOSES

The purposes of this Plan are:

•	to attract and retain the best available personnel, and

•	to promote the success of the Company’s business.

2.	DEFINITIONS

As used herein, the following definitions shall apply:

1.	“Affiliated Company” means any entity, of which the Company owns, directly or indirectly, at least 10% of the share capital.

2.	“Beneficiary” means all employees, managers, directors and members of the Board who are employed or appointed by the Subsidiary, whereby the Company owns, directly or indirectly, at least 10% of the share capital.

3.	“Compensation Committee” means the Compensation Committee and Appointments of the Board of Directors of Credit Suisse, a Swiss bank.

4.	"Company” means Credit Suisse Group, a corporation organized under the laws of Switzerland.

5.	“Director” shall mean a director of a Subsidiary with a management function as defined in Article L225-185 of the French Commercial Code.

6.	“Disability” shall mean second or third class disability, as defined by Article L.341-4 of the French Social Security Code.

7.	"Option” means an option to acquire one Registered Share of the Company granted pursuant to the Plan.

STOCK OPTION PLAN 2001 FOR CREDIT SUISSE HOTTINGUER

8.	"Plan” means this CSG Stock Option Plan 2001.

9.	"Share” means a Registered Share of the Company.

10.	"Subsidiary” shall mean Credit Suisse Hottinguer, a French Company.

3.	STOCK SUBJECT TO THE PLAN

Shares offered under the Plan shall be treasury Shares. In no event shall Options be granted under the Plan over more than 10% of the Company’s total number of Shares in issue. The Company, during the term of the Plan, shall at all times reserve and keep sufficient Shares to satisfy the requirements of the Plan.

In the event that any outstanding Option expires or is cancelled or otherwise terminated, the Shares allocable to the unexercised portion of such Option shall again be available for the purposes of the Plan.

The acquisition of Shares by the granting Company can take place either within the twelve month period preceding the Date of Grant of the Option or prior to the start of the Exercise Period.

4.	BENEFICIARIES

Eligible Beneficiaries shall include all employees, managers, directors and members of the board who are employed or appointed by the Subsidiary, Credit Suisse Hottinguer.

5.	EXCLUDED PERSONS

The Compensation Committee may not grant any Option under this Plan to an individual:

•	unless he is employed by the Subsidiary, Credit Suisse Hottinguer, an Affiliated Company of the Company as defined in Article L225-180 of the French Commercial Code; or

•	unless he is a director of the Subsidiary with a management function as defined in Article L225-185 of the French Commercial Code; or

•	who owns more than 10% of the share capital of the Company and who may not be granted an Option to satisfy the requirements of sub-paragraph 2 of Article 225-182 of the French Commercial Code.

6.	TERM OF THE PLAN

The Plan shall be effective and Options may be granted as of 25 January 2001, the date of the Compensation Committee authorizing the Plan. It shall be valid for the year 2001 only.

STOCK OPTION PLAN 2001 FOR CREDIT SUISSE HOTTINGUER

7.	GRANT OF OPTIONS

An option may not be granted in the period of 20 trading days immediately following a distribution of dividends.

8.	EXPIRY DATE OF OPTIONS

The expiry date of each Option shall be on 25 January 2011.

9.	VESTING PERIOD

The vesting period applicable to the Options granted under the Plan will be one year from the date of grant. All options will be fully vested on the first anniversary of the date of grant.

To the extent a Beneficiary’s employment contract or mandate with the Subsidiary would terminate for any reason except in case of death, disability, or normal retirement, he would forfeit the unvested options at the date of notification of termination of the employment contract or mandate under the rules of Article 13.2.1.

If the Beneficiary becomes disabled as defined by Article L.341-4 of the French Social Security Code during the term of an Option, such Option will immediately vest in full.

If the Beneficiary dies during the term of an Option, such Option will immediately vest in full and become fully exercisable. The Option must be exercised by his or her heirs within a period of six months of his or her death, after which period the Option will expire.

10.	EXERCISE PERIOD

The exercise period applicable to Options granted under this Plan will be determined as follows:

10.1.	If, on the first anniversary of the grant date, the holding period defined by Article 163 bis C of the French Tax Code (or by virtue of any other legal disposition which may replace such Article during the life of the Plan) applicable to options granted under this Plan is five years:

•	100% of such options will be exercisable on the day following the fifth anniversary of the date of grant.

No option shall be exercisable prior to the day following the fifth anniversary of the date of grant.

10.2.	If, on the first anniversary of the grant date, the holding period defined by Article 163 bis C of the French Tax Code (or by virtue of any other legal disposition which may replace such Article during the life of the Plan) applicable to options granted under this Plan is four years:

•	100% of such options will be exercisable on the day following the fourth anniversary of the date of grant.

STOCK OPTION PLAN 2001 FOR CREDIT SUISSE HOTTINGUER

No option shall be exercisable prior to the day following the fourth anniversary of the date of grant.

11.	EXERCISE PRICE

The exercise price of an Option has been set at CHF 339.

12.	EXERCISE OF THE OPTIONS

12.1.	Procedure for Exercise

Options are exercisable on delivery of an Exercise Notice, comprising a share purchase form which shall state the number of Options exercisable and the number of underlying purchased Shares.

The Exercise Notice shall be signed by the Beneficiary and shall be delivered in person or by registered mail to the Company or its designated representative or by facsimile message to be immediately confirmed by registered mail to the Company. The Exercise Notice shall be accompanied by a payment in CHF equal to the aggregate Exercise Price of all the Exercised Options.

Options will be deemed to have been exercised upon receipt by the Company or its designated representative of such fully executed Exercise Notice accompanied by such payment of the aggregate Exercise Price.

Payment of the aggregate Exercise Price shall be made in CHF by any of the following methods, or a combination thereof, at the election of the Beneficiary :

-	wire transfer;
-	check;
-	any combination of the aforementioned methods of payment.

12.2.	Termination of Employment or Mandate

12.2.1.	Termination of the Beneficiary’s employment or mandate as a Consequence of Resignation (including Early Retirement)

If the Beneficiary’s employment contract or mandate is terminated for any reason (other than death, disability or normal retirement), all unvested options at the date of notification of termination will lapse. The vested options will remain exercisable under the rules of the plan as defined in article 10.

For purposes of this rule, if the termination of employment contract or mandate is at the instigation of the Beneficiary, the date of notification of termination will be the date on which the Subsidiary receives such notification of termination.

If the termination of employment contract or mandate is at the instigation of the Subsidiary, the date of notification of termination shall be the date on which the Beneficiary receives such notification of termination.

STOCK OPTION PLAN 2001 FOR CREDIT SUISSE HOTTINGUER

12.2.2.	Termination of the Beneficiary’s employment or mandate due to Death, Disability and Normal Retirement

If the Beneficiary dies during the term of an Option, such Option will immediately vest in full and become fully exercisable. The Option must be exercised by his or her heirs within a period of six months of his or her death, after which period the Option will expire.

If such termination of employment occurs as a consequence of the Beneficiary’s disability, or normal retirement, exercise of all Options held by the Beneficiary shall take place as of the date of such termination of employment.

12.2.3.	Termination of Employment by the Company with Cause

If the Beneficiary’s employment is terminated by the Company for Cause, all unvested options at the date of notification of termination will lapse immediately. The vested options will be unblocked and remain exercisable 30 days from the date of notification of termination.

As used herein, ‘Cause’ shall mean wilful misconduct, breach of confidentiality, gross negligence, illegal, unethical or unsound business practices, or a conviction of a criminal offence.

13.	ADJUSTMENTS

After the grant of an Option, the number of Shares subject to such Option and the Exercise Price of such Options shall be adjusted only in accordance with Sections 174.8 to 174.16 of Decree no. 67-236 of March 23, 1967, implementing Article L225-181 of the French Commercial Code.

Such adjustment is required under Article L225-181 of the French Commercial Code in the event of the following specific capital operations:

* Capital increase to be subscribed in cash

* Capital increase with distribution of shares following capitalization of premium or earnings

* Capital reduction due to losses

* Distribution of retained earnings either in cash or in shares

* Issuance of convertible bonds or exchangeable bonds to the benefit of the shareholders

The Company will inform the Beneficiary in writing of any adjustment to the exercise price and/or the number of the Shares underlying the Options.

14.	NON TRANSFERABILITY OF OPTIONS

Options granted under the Plan may not be transferred in any manner other than by will or under the laws governing the transfer of assets following death and, during the lifetime of the Beneficiary, shall

STOCK OPTION PLAN 2001 FOR CREDIT SUISSE HOTTINGUER

only be exercisable by the Beneficiary. The terms and conditions of the Plan shall be binding upon the executors, administrators, heirs and successors of the Beneficiary.

15.	MERGER AND ACQUISITION

15.1.	Merger and/or acquisition undergone by the Company

In the event that the Company undergoes a merger and/or a takeover , and notwithstanding any resolutions made by the Board of Directors on such events, each outstanding Option not otherwise fully vested shall automatically vest so that each such Option shall, immediately prior to the effective date of the event, become exercisable with regard to all or part of the underlying shares, as if such Option had fully reached the end of the exercise period, except to the extent assumed by the successor corporation or otherwise continued in full force and effect pursuant to the terms of the merger or acquisition.

The Company shall notify the Beneficiaries in writing of the completion of said operation.

15.2.	Merger and/or acquisition undergone by the Subsidiary of the Company

In the event that the Subsidiary of the Company undergoes a merger and/or a takeover, resulting in the Subsidiary losing its status as an affiliated company, and notwithstanding any resolutions made by the Board of Directors on such event, Beneficiary may exercise all outstanding Options; each outstanding Option held by such Beneficiary and which are not otherwise fully vested, shall automatically vest so that each such Option shall, immediately prior to the effective date of the event, become exercisable with regard to all or part of the underlying shares, as if such Option had fully reached the end of the exercise period.

The Company shall notify the said Beneficiary in writing of such event.

16.	AMENDMENT OF THE PLAN

The Plan or any part thereof may be amended, suspended or terminated at any time by the Compensation Committee. However, no such amendment or modification shall adversely affect the rights and obligations with respect to Stock Options at the time outstanding under the Plan unless the Beneficiary consents to such amendment or modification. In addition, all amendments or modifications must be conform with Articles L225-176 to L225-185 of the French Commercial Code.

17.	GOVERNING LAW AND JURISDICTION

The Plan shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts executed and to be performed in that state (without regard to conflicts of law principles thereof).

STOCK OPTION PLAN 2001 FOR CREDIT SUISSE HOTTINGUER